EXHIBIT 10.1

Century Aluminum Company

2009 – 2011 Long-Term Transformational Incentive Plan (LTTIP)

(Adopted Effective January 1, 2009)

1.	NAME

The name of this Plan is the 2009 – 2011 Century Aluminum Company Long-Term Transformational Incentive Plan (the “LTTIP”).

2.	PURPOSE

The purpose of the LTTIP is to advance the interests of the Company by giving senior-level employees of the Company and its Subsidiaries who occupy key executive positions the opportunity to earn long-term incentive awards through achievement of performance goals and to acquire a proprietary interest in the Company.

3.	DEFINITIONS

“Board” shall mean the Board of Directors of the Company.

“CEO” shall mean the Chief Executive Officer of the Company.

“Change in Control” shall mean a Change in Control as defined in the Stock Incentive Plan as in effect at such time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Common Stock” has the meaning set forth in Section 5.C.III.b

“Company” shall mean Century Aluminum Company.

“Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

“Earned Annual Iceland Bonus Pool Award” has the meaning set forth in Section 5.C.II.a.

“Earned Annual US Bonus Pool Award” has the meaning set forth in Section 5.B.II.a.

“Iceland Bonus Pool” shall mean a bonus pool of four million United States dollars (USD 4,000,000) established by the Company for settlement of Earned Annual Iceland Bonus Pool Awards.

“LTTIP Award” shall mean an award granted to a Participant under the LTTIP.

“Participant” shall mean any full-time salaried employee of the Company or a Subsidiary who is selected by the Committee to receive an LTTIP Award under the LTTIP.

“Performance Measures” shall mean performance measures established by the Committee.

“Plan Period” shall mean the period commencing on January 1, 2009 and ending on December 31, 2011.

“Plan Year” shall mean each calendar year in the Plan Period, with the first Plan Year commencing on January 1, 2009 and ending on December 31, 2009.

“Retirement” shall mean termination of employment on or after the attainment of “normal retirement age” as defined under the Company’s Employees Retirement Plan as in effect at the beginning of the Plan Period.

“Section 409A Change in Control” means a Change in Control that satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code as determined pursuant to Treasury Regulations or other applicable guidance issued under Section 409A of the Code.

“Stock Incentive Plan” shall mean the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan, as amended and restated from time to time, the provisions of which are incorporated herein by reference, but shall not include, and LTTIP Awards shall not be subject to, the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan Implementation Guidelines for Performance Share Awards.

“Subsidiary” shall mean any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company.

“Target Iceland Bonus Pool Annual Allocation” has the meaning set forth in Section 5.C.I.c.

“Target Iceland Bonus Pool Award” has the meaning set forth in Section 5.C.I.a.

“Target US Bonus Pool Annual Allocation” has the meaning set forth in Section 5.B.I.c.

“Target US Bonus Pool Award” has the meaning set forth in Section 5.B.I.a.

“Termination for Cause” shall mean a termination of a Participant’s employment “for cause” as defined in such Participant’s employment agreement with the Company, or if no such employment agreement exists, shall mean a termination of such Participant’s employment due to (i) the failure by the Participant to substantially perform the Participant’ duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the continued failure by the Participant to perform the Participant’s duties at a satisfactory level of performance after written notification from the Participant’s manager or supervisor of such failure and after having been provided with a reasonable opportunity to cure such failure, or (iii) the engaging by the Participant in conduct which is materially injurious to the Company, monetarily or otherwise.

“Termination for Good Reason” shall mean a Participant’s termination of employment for “Good Reason” as defined in such Participant’s employment agreement with the Company, or if no such employment agreement exists, shall mean a termination of such Participant’s employment due to (i) a material adverse alteration in the nature or status of the Participant’s responsibilities with the Company, (ii) a material reduction in the Participant’s annual salary or target annual bonus opportunity; provided, however, that a reduction by more than 15% in the Participant’s annual salary or target bonus opportunity shall be considered a material reduction for purposes of this definition, or (iii) a relocation of the Participant’s principal place of employment that causes such Participant’s commute from his or her principal residence to the new work location to increase by 30 miles or more.  Notwithstanding anything to the contrary in clauses (i) or (ii) above, a Participant shall provide a written notice to the Company of any actual or perceived occurrence of any of the foregoing events which could give rise to a “Termination for Good Reason” by such Participant, and the Company shall have twenty (20) business days from the date of such notice to cure any alleged deficiency to the extent curable.

“Termination Other than for Cause” shall mean termination of a Participant’s employment by the Company or a Subsidiary, other than a Termination for Cause, and expressly excludes voluntary termination by a Participant other than a Termination for Good Reason.

“US Bonus Pool” shall mean a bonus pool of four million United States dollars (USD 4,000,000) established by the Company for payment of Earned U.S. Bonus Pool Awards.

4.	TERM

The term of the LTTIP shall commence on January 1, 2009, and shall continue until December 31, 2011.

5.	LTTIP AWARD

A.	General

I.	The Committee shall, in its discretion, establish a list of Participants eligible to participate in the LTTIP for the Plan Period and shall grant to each Participant an LTTIP Award.

II.
With respect to each Participant, the Committee shall, in its discretion, designate whether such Participant is eligible to participate in the U.S. Bonus Pool, the Iceland Bonus Pool, or both such bonus pools.

B.	US Bonus Pool

I.	Grant of Award Opportunity

a.
With respect to each Participant designated by the Committee as eligible to participate in the US Bonus Pool, the Committee shall establish the maximum percentage of the US Bonus Pool in which such Participant may be awarded under the LTTIP (the “Target US Bonus Pool Award”).

b.
With respect to the US Bonus Pool, the Committee shall establish Performance Measures and the relative weighting for each Performance Measure and shall communicate such Performance Measures to the Participants.

c.
With respect to each Plan Year in the Plan Period, the Committee shall allocate the maximum percentage of each Participant’s Target US Bonus Pool Award which may be earned and paid out with respect to such Plan Year (the “Target US Bonus Pool Annual Allocation”).

II.	Award Determination

a.
During the calendar year that begins immediately following the end of each Plan Year, the Committee will, based on the recommendations of, and in consultation with, the CEO, as well as the Committee’s independent analysis, determine in its discretion the extent to which Performance Measure goals have been met for the applicable Plan Year (including whether adjustments to such goals and/or actual results shall be made).  In doing so, with respect to each Participant, the Committee will determine the percentage (which percentage may be less than or greater than 100%) of the Participant’s Target US Bonus Pool Annual Allocation earned for such Plan Year based on achievement of the Performance Measures for such Plan Year (the “Earned Annual US Bonus Pool Award”).

b.
The Committee shall have full and complete discretion, in light of considerations deemed appropriate by the Committee, to modify any Earned Annual US Bonus Pool Award to increase or decrease the amount otherwise payable hereunder; provided, however, any such increase shall not cause the sum of all Participants’ Earned Annual US Bonus Pool Awards in respect of all Plan Years to exceed the amount in the US Bonus Pool.

III.	Payment.

a.	Each Participant’s Earned Annual US Bonus Pool Award shall be paid in cash prior to April 1st of the calendar year that begins immediately after the end of the applicable Plan Year.

b.
In the event that a Participant’s employment with the Company or a Subsidiary is terminated prior to the end of the Plan Period due to the Participant’s death, Disability, Retirement, Termination Other than for Cause, Termination for Good Reason, or other reason approved by the Committee, such Participant will be paid a pro-rated portion of such Participant’s Target US Bonus Pool Award.  The pro-rated portion payable to such Participant shall be determined by (x) multiplying such Participant’s Target US Bonus Pool Award by a fraction, the numerator of which is the number of months of such Participant’s employment by the Company or a Subsidiary during such Plan Period and the denominator of which is 36, and (y) subtracting the sum of the cash value of all Earned Annual US Bonus Pool Awards paid to such Participant prior to such Participant’s termination of employment; provided, however, that in no event shall the pro-rated portion payable to such Participant be less than zero.

c.
A Participant shall forfeit all opportunity to receive payment of any unpaid Earned Annual US Bonus Pool Awards in the event of termination of his or her employment by the Company or a Subsidiary prior to the last day of the Plan Period for any reason other than death, Disability, Retirement, Termination Other than for Cause, Termination for Good Reason, or other reason approved by the Committee.

C.	Iceland Bonus Pool

I.	Grant of Award Opportunity

a.
With respect to each Participant designated by the Committee as eligible to participate in the Iceland Bonus Pool, the Committee shall establish the maximum percentage of the Iceland Bonus Pool in which such Participant may be awarded under the LTTIP (the “Target Iceland Bonus Pool Award”).

b.	With respect to the Iceland Bonus Pool, the Committee shall during the Plan Period, in its discretion, establish Performance Measures and attendant relative weighting for each Performance Measure.

c.
With respect to each Plan Year in the Plan Period, the Committee shall allocate the maximum percentage of each Participant’s Target Iceland Bonus Pool Award which may be earned and paid out with respect to such Plan Year (the “Target Iceland Bonus Pool Annual Allocation”).

II.	Award Determination

a.
During the calendar year that begins immediately following the end of each Plan Year, the Committee will, based on the recommendations of, and in consultation with, the CEO, as well as the Committee’s independent analysis, determine in its discretion the extent to which Performance Measure goals have been met for the applicable Plan Year (including whether adjustments to such goals and/or actual results shall be made).  In doing so, with respect to each Participant, the Committee will determine the percentage (which percentage may be less than or greater than 100%) of the Participant’s Target Iceland Bonus Pool Annual Allocation earned for such Plan Year based on achievement of the Performance Measures for such Plan Year (the “Earned Annual Iceland Bonus Pool Award”).

b.
The Committee shall have full and complete discretion, in light of considerations deemed appropriate by the Committee, to modify any Earned Annual Iceland Bonus Pool Award to increase or decrease the amount otherwise payable hereunder; provided, however, any such increase shall not cause the sum of all Participants’ Earned Annual Iceland Bonus Pool Awards in respect of all Plan Years to exceed the amount in the Iceland Bonus Pool.

III.	Payment.

a.
With respect to the first Plan Year, commencing on January 1, 2009 and ending on December 31, 2009, each Participant’s Earned Annual Iceland Bonus Pool Award shall be paid in cash prior to April 1st of the calendar year that begins immediately after the end of the first Plan Year.

b.	With respect to the second Plan Year, commencing on January 1, 2010 and ending on December 31, 2010,

(x)	50% of each Participant’s Earned Annual Iceland Bonus Pool Award shall be paid in cash prior to April 1st of the calendar year that begins immediately after the end of the second Plan Year; and

(y)
50% of each Participant’s Earned Annual Iceland Bonus Pool Award shall be paid, in cash and/or in shares of common stock of the Company (“Common Stock”), in the Committee’s sole discretion, prior to April 1st of the calendar year that begins immediately after the end of the second Plan Year.

c.
With respect to the third Plan Year, commencing on January 1, 2011 and ending on December 31, 2011, each Participant’s Earned Annual Iceland Bonus Pool Award shall be paid, in cash and/or in Common Stock, in the Committee’s sole discretion, prior to April 1st of the calendar year that begins immediately after the end of the third Plan Year.

d.
In the event that a Participant’s employment with the Company or a Subsidiary is terminated prior to the end of the Plan Period due to the Participant’s death, Disability, Retirement, Termination Other than for Cause, Termination for Good Reason, or other reason approved by the Committee, such Participant will be paid a pro-rated portion of such Participant’s Target Iceland Bonus Pool Award.  The pro-rated portion payable to such Participant shall be determined by (x) multiplying such Participant’s Target Iceland Bonus Pool Award by a fraction, the numerator of which is the number of months of such Participant’s employment by the Company or a Subsidiary during such Plan Period and the denominator of which is 36, and (y) subtracting the sum of the cash value of all Earned Annual Iceland Bonus Pool Awards paid to such Participant prior to such Participant’s termination of employment; provided, however, that in no event shall the pro-rated portion payable to such Participant be less than zero.

e.
A Participant shall forfeit all opportunity to receive payment of any unpaid Earned Annual Iceland Bonus Pool Awards in the event of termination of his or her employment by the Company or a Subsidiary prior to the last day of the Plan Period for any reason other than death, Disability, Retirement, Termination Other than for Cause, Termination for Good Reason, or other reason approved by the Committee.

IV.	Common Stock

In the event that the Committee, in its sole discretion determines that a portion of a Participant’s Earned Annual Iceland Bonus Pool Award shall be paid in Common Stock, the Participant shall receive a number of shares of Common Stock equal to the cash value of the portion of the Participant’s Earned Annual Iceland Bonus Pool Award to be paid in Common Stock, divided by the closing price of the Common Stock on the date the Committee approves the Earned Annual Iceland Bonus Pool Award.  The number of shares of Common Stock granted pursuant to the LTTIP shall not exceed any applicable limits under the Stock Incentive Plan.  Common Stock granted to a Participant as part of his or her LTTIP Award shall be granted to the Participant, and shall be considered fully vested, as of the last date in the Plan Year with respect to such Earned Annual Iceland Bonus Pool Award to which such payment in Common Stock relates.

D.	Change in Control

I.	Acceleration of Payments at Target Level.

Upon a Change in Control of the Company, all outstanding LTTIP Awards shall become Earned Annual US Bonus Pool Awards and/or Earned Annual Iceland Bonus Pool Awards, as applicable, and any amounts remaining in the US Bonus Pool and/or the Iceland Bonus Pool shall be distributed to the Participants in proportion to each Participant’s respective Target US Bonus Pool Awards and Target Iceland Bonus Pool Awards.  Payment of such Earned Annual US Bonus Pool Awards and/or Earned Annual Iceland Bonus Pools Awards shall be made as soon as practicable but not later than 2 ½ months after the Change in Control of the Company (or, as specified in Section 12, within such other time period as may be required under Section 409A).

II.	Section 409A.

Notwithstanding the above, payment of Earned Annual US Bonus Pool Awards and/or Earned Annual Iceland Bonus Pools Awards shall not be accelerated unless the Change in Control is also a Section 409A Change in Control.

III.	Severance-Protection Agreements.

The acceleration of payment of Earned Annual US Bonus Pool Awards and/or Earned Annual Iceland Bonus Pool Awards pursuant to the LTTIP and any LTTIP Award Agreement shall not supersede, and shall be subject to, such greater rights as a Participant may be entitled to under any severance protection plan or other agreement with the Company, subject to compliance with the requirements of Section 409A.

E.	Recoupment

LTTIP Awards shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

6.	ADMINISTRATION

A.
Each grant of an LTTIP Award shall be evidenced by an LTTIP Award Agreement, each of such agreements to be executed on behalf of the Company by an officer designated by the Committee and to be accepted by the Participant who receives such LTTIP Award.  Each such agreement shall state that the portion of the LTTIP Award to which it pertains is subject to all the terms and provisions of the LTTIP and, in the event a portion of the LTTIP Award is settled in Common Stock, the Stock Incentive Plan, and shall have such terms as the Committee shall approve, consistent with the provisions of the LTTIP and, as applicable, the Stock Incentive Plan.

B.
The Committee, through the exercise of its discretion, has full power and authority to amend, modify, terminate, construe, interpret and administer the LTTIP, including, without limitation, the power and authority (i) to amend any LTTIP Award, (ii) to modify the currency in which any LTTIP Award may be paid (e.g., cash, equity, debt, or any combination thereof), and (iii) to decide that no LTTIP Award shall be paid at all.  Any interpretation of the LTTIP by the Committee or any action or decision by the Committee administering the LTTIP shall be final and binding on all Participants.

C.
In carrying out its duties hereunder the Committee may in its discretion (1) appoint such committees comprised of some or all of the members of the Committee, with such powers as the Committee shall in each case determine, (2) authorize one or more members of the Committee or any agent to execute or deliver any instrument or instruments in behalf of the Committee, and (3) employ such counsel, agents and other services as the Committee may require.

D.	Pursuant to the direction of the CEO, the Company shall follow such procedures as the CEO or the CEO’s designees deem necessary and appropriate to implement the provisions of the LTTIP.

7.	CHIEF EXECUTIVE OFFICER

The Committee shall make LTTIP Awards to the CEO in its sole discretion.  Notwithstanding anything contained herein to the contrary, to the extent proscribed by the Nasdaq Marketplace Rules, the Charter of the Committee and other applicable laws, rules and regulations, the CEO shall not provide recommendations with respect to LTTIP Awards for the CEO.

8.	ADDITION OF PARTICIPANTS AFTER BEGINNING OF PLAN PERIOD

If an employee is selected as a Participant at any time after the beginning of the Plan Period, the Committee may, in its discretion, award such Participant a full or pro-rated LTTIP Award for the Plan Period.

9.	NON-ASSIGNABILITY

Nothing in the LTTIP shall be deemed to make any rights granted pursuant hereto assignable or transferable by a Participant except pursuant to the laws of descent and distribution.  No rights under the LTTIP may be hypothecated or encumbered in any manner whatsoever, and creditors of Participants shall have no right or power to obtain all or any portion of grants made hereunder.  Any attempted assignment, hypothecation or encumbrance by a Participant shall be null and void.  Each Participant may, however, designate one or more death beneficiaries under the LTTIP on a form to be supplied, upon request, by the Secretary of the Company.

10.	WITHHOLDING

The Company and its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind due to a recipient hereunder, or to otherwise require payment by said recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the LTTIP.  In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the applicable LTTIP Award Agreement, a Participant may elect, with the Company’s concurrence, to satisfy the withholding requirement with respect to Common Stock by authorizing and directing the Company to withhold shares of Common Stock having a fair market value equal to the minimum required statutory withholding amount in connection with said applicable LTTIP Award Agreement.

11.	EMPLOYEE RIGHTS

No employee of the Company or any Subsidiary has a claim or right to be a Participant in the LTTIP, to continue as a Participant, or to be granted LTTIP Awards under the LTTIP.  The Company and its Subsidiaries are not obligated to give uniform treatment to Participants, except as and to the extent required by applicable law.  Participation in the LTTIP does not create a contract of employment between a Participant and the Company or any of its Subsidiaries, and does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries; nor does it imply or confer any other rights. Nothing contained in the LTTIP shall be deemed to require the Company or its Subsidiaries to deposit, invest or set aside any amounts for the payments of any Awards; nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

12.	SECTION 409A

A.	The LTTIP is intended to comply with the provisions of Section 409A of the Code and shall be interpreted in a manner consistent with the requirements of such law to the extent applicable.

B.
Notwithstanding any provision of the LTTIP to the contrary, if a Participant is a “specified employee” (within the meaning of Treas. Reg. 1.409A-1(i) and determined pursuant to procedures adopted by the Company) at the time of separation from service, and if any portion of the payments to be received by such Participant under the LTTIP upon such Participant’s separation from service would be considered deferred compensation under Section 409A of the Code, then each portion of such payments that would otherwise be payable pursuant to the LTTIP during the six-month period immediately following such Participant’s separation from service will instead be paid or made available on the earlier of (I) the first business day of the seventh month following the date the Participant incurs a separation from service, or (II) the Participant’s death.

C.
In addition, to the extent that a Participant’s benefits under the LTTIP are payable upon a termination of employment and if necessary to comply with Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of the LTTIP providing for the payment of any amounts upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the termination date.

13.	GOVERNING LAW AND VALIDITY

The LTTIP, all LTTIP Awards that may be granted hereunder, and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law.  The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

Adopted by the Compensation Committee of the Board of Directors on November 1, 2009.

/s/ Peter C. Jones
Peter C. Jones Chairman of the Compensation Committee